UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2012

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 27, 2012, The Prudential Insurance Company of America (“PICA”) agreed to sell, in a private placement pursuant to Rule 144A under the Securities Act of 1933, $1,000,000,000 in aggregate principal amount of Series 2012-1, Class A Notes (the “Notes”) previously issued to PICA by Prudential Covered Trust 2012-1, a statutory trust formed under the laws of the State of Delaware (the “Trust”). PICA received approximately $998 million in net proceeds from the sale of the Notes (excluding certain expenses related thereto), which it expects to use for general corporate purposes, including funding its operating needs and the operating needs of its affiliates. The sale of the Notes closed on March 30, 2012.

Prudential Financial, Inc. (“PFI”) issued a guaranty for the benefit of the holders of the Notes, pursuant to which PFI guarantees the timely payment of all amounts of principal and interest due and payable on the Notes. PFI also separately guaranteed the payment of any “make-whole payments” to the holders of the Notes that may be required under the Indenture (as defined below) as a result of the payment by the Trust of the principal amount of the Notes prior to the scheduled payment date for such principal amount in accordance with the terms of the Indenture.

The Notes are secured by the assets of the Trust, consisting primarily of $2,834,466,825 (as of March 27, 2012) aggregate certificate balance of 470 residential mortgage-backed securities, which were deposited by PICA into the Trust upon closing. PICA has retained certificates representing the residual interest in the Trust. The deposit of residential mortgage-backed securities into the Trust by PICA is not expected to result in recognition of a gain or loss on the securities, or de-recognition of the securities from the balance sheet, under statutory accounting principles or U.S. GAAP but is consistent with PICA’s overall tax planning strategies to monetize statutory deferred tax assets.

The Notes are governed by an indenture (the “Indenture”) between the Trust and The Bank of New York Mellon, as indenture trustee. Interest will accrue on the Notes on a semi-annual basis at a rate of 2.997% per annum, and the Trust will make scheduled payments of interest and principal on the Notes on March 30th and September 30th of each year, commencing on September 30, 2012 and ending on the maturity date of September 30, 2015. Such payments of interest and principal will be made to the extent of funds available to the Trust, in accordance with the priority of payments set forth in the Indenture, and will be guaranteed by PFI as described above.

The Notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2012

PRUDENTIAL FINANCIAL, INC.

By:	/s/ John M. Cafiero
Name:	John M. Cafiero
Title:	Vice President and Assistant Secretary